China Expert Technology Provides Guidance

for the First Quarter Earnings

HONG KONG, April 6 /PR Newswire - First Call/ -- China Expert Technology Inc. (OTC Bulletin Board: CXTI), a company that specializes in providing large scale network infrastructure mainly for e-government projects for communities and municipal governments in China today announced that it is projecting revenue of approximately $8 million and $2.5 million in net income for 1st quarter 2005 as compared to revenue of $1.4 million and net income of $221,655 for the first quarter of 2004.

KUNG SZE-CHAU, Chief Executive Officer of CXTI, stated, "This first quarter has been productive in spite of the Chinese New Year holidays. We are excited about the continuous growth and success of the e-government market in China and the establishment of our recent $10 million e-government project."

About the e-government project:

The e-government project is aimed to establish a national electronic government system, in which the existing and expecting government networks and applied systems can be combined to form united technology standard and regulation and consequently a united national government service platform.  The term e-government is a process in which the government is able to take advantage of modern information and communication technologies to integrate the management and service on Internet, optimize and reform the government structures and working processes, and provide good and standard international administration and service to the society beyond time and space limit.

About China Expert Technology, Inc:

CHINA EXPERT TECHNOLOGY, INC. ("CXTI") is a company listed on the OTC BB in the USA (Trading Symbol: CXTI) and its subsidiaries (collectively the "Group") situated in Hong Kong and China, are specialized in providing large- scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group also utilizes its network with experts from vary universities in China to deploy business and IT consultancy services to corporations in Hong Kong and China. The Group's existing major clients includes municipal governments, government authorities and other technology firms in China. Its income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Tim Clemensen

Rubenstein Investor Relations, Inc.

Tel: 212-843-9337

tclemensen@rubensteinir.com

Phoebe Lam

China Expert Technology, Inc.

Tel: 852-2802-1555

Fax: 852-2802-9222

phoebe@chinaexpertnet.com

China Expert Technology Inc.
Web site: http://www.chinaexpertnet.com